UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 6, 2010

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Valley Drive

Brisbane, CA 94005

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On July 6, 2010 bebe stores, inc. issued a press release announcing the planned closure of its PH8 division.  The company estimates the pre-tax cost associated with closing or conversion of its 48 PH8 stores will be approximately $17 million.  This $17 million includes an estimated $2 million related to the write-off of the net book value of the stores’ assets and up to $1 million to mark down inventory to the lower of cost or market; both of these non-cash charges will be recorded in the fourth quarter of fiscal 2010.  The $17 million also includes an estimated $14 million related to future lease liabilities and potential salary expenses, both of which are cash charges that the company expects to record as the stores close or convert.  The company will begin to close or convert the PH8 stores in the first fiscal quarter of 2011 and believes all will be closed or converted during fiscal 2011.  The company made this decision based on the estimated fiscal 2010 after tax loss of approximately $10 million related to PH8 stores, before taking into account costs associated with store impairment charges.

The press release relating to the planned closure of the PH8 division is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01  Other Events

On July 6, 2010, the company issued a press release announcing the declaration of a one-time $1.00 dividend payable on July 30, 2010 to shareholders of record as of July 21, 2010.

The press release relating to the declaration of one-time $1.00 dividend is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)                         Exhibits

99.1.                             Press Release dated July 6, 2010.

99.2.                             Press Release dated July 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2010

bebe stores, inc.

/s/ Walter Parks

Walter Parks, Chief Operating Officer and Chief Financial Officer